UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 15, 2016

KBS REAL ESTATE INVESTMENT TRUST III, INC.
(Exact Name of Registrant as Specified in Its Charter)
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Maryland	000-54687	27-1627696
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 Newport Center Drive, Suite 700
Newport Beach, California 92660
(Address of principal executive offices)

Registrant's telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS
Acquisition and Related Financing of Carillon
On January 15, 2016, KBS Real Estate Investment Trust III, Inc. (the “Company”), through an indirect wholly owned subsidiary (the “Buyer”), acquired an office property containing 476,308 rentable square feet located on approximately 1.8 acres of land in Charlotte, North Carolina (“Carillon”). The seller is not affiliated with the Company or KBS Capital Advisors LLC, the Company’s advisor (the “Advisor”).
The purchase price of Carillon was $147.0 million plus closing costs. The Company funded the purchase of Carillon with proceeds from the Carillon Mortgage Loan (defined below) and proceeds from its now-terminated primary initial public offering.
Carillon was constructed in 1991. As of January 15, 2016, Carillon was 92% leased to 46 tenants with a weighted-average remaining lease term of 5.0 years.
On January 15, 2016, in connection with the acquisition of Carillon, the Buyer entered into a mortgage loan with two unaffiliated lenders for borrowings of up to $95.6 million (the “Committed Amount”) secured by Carillon (the “Carillon Mortgage Loan”), of which $76.5 million was term debt and $19.1 million was revolving debt. At closing, the $76.5 million of term debt was funded and the $19.1 million of revolving debt was available for future disbursements, a portion of which is to be used for tenant improvements and leasing commissions, subject to terms and conditions contained in the loan documents. The Carillon Mortgage Loan matures on February 1, 2020, with three one-year extension options, subject to certain terms and conditions contained in the loan documents, and bears interest at a floating rate of 165 basis points over one-month LIBOR. Monthly payments are interest-only during the initial term with the entire unpaid principal balance and all outstanding interest and fees due at maturity. However, if the term of the Carillon Mortgage Loan is extended, commencing on February 1, 2020, the Committed Amount will be reduced by $100,000 per month through the maturity of the loan. If, after any such reduction in the Committed Amount, the outstanding principal balance of the loan exceeds the then-reduced Committed Amount, the Buyer must make a principal payment in an amount sufficient to reduce the outstanding principal balance of the Carillon Mortgage Loan below the then-reduced Committed Amount. The Buyer has the right to repay the loan in part or in whole at any time, subject to certain fees, expenses and conditions, all as described in the loan documents.
KBS REIT Properties III, LLC (“REIT Properties III”), an indirect wholly owned subsidiary of the Company, is providing a guaranty of up to 25% of the outstanding balance, plus certain other sums, under the Carillon Mortgage Loan. REIT Properties III is also providing a guaranty with respect to any deficiency, loss or damage suffered by the lenders as a result of certain (i) intentional actions committed by REIT Properties III or the Buyer in violation of the loan documents, and (ii) bankruptcy or insolvency proceedings involving the Buyer.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST III, INC.

Dated: January 19, 2016	BY:	/s/ Jeffrey K. Waldvogel
Jeffrey K. Waldvogel
Chief Financial Officer